Exhibit 10.2

450 Bedford Street | Lexington, MA 02420 | 781-301-6700

June 28, 2024

TO: BEDFORD STREET LLC:

NOTICE OF LEASE TERMINATION

This Notice of Lease Termination (the “Notice”) is in reference to the Seventh Amendment to the Lease Agreement (“Seventh Amendment”) dated September 27, 2023, by and between iSpecimen Inc. (“Tenant”) and Bedford Street LLC (“Landlord”).

Date of Notice: June 28, 2024.

Lease Termination Date: August 31, 2024.

Leased Premises: 450 Bedford Street, Suite 1010, Lexington, MA.02420.

This Notice is intended to constitute an exercise of the option granted in the Seventh Amendment that allows iSpecimen Inc. to terminate this Lease no later than June 30, 2024.

iSpecimen Inc. hereby gives notice that Tenant’s occupancy and use of the leased premises shall terminate at midnight on August 31, 2024, per our Lease Agreement. According to the Seventh Amendment, the Landlord and Tenant shall be released from further liability if we shall adhere to the termination requirements stipulated in the Seventh Amendment including making the payment that is due with this Notice. Please check your bank as an ACH for the good faith estimate of the termination payment due has already been made in the amount of $5,131.27.

Sincerely,

/s/ Tracy Curley
Tracy Curley,

CEO & CFO

iSpecimen Inc.